Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FREE AND CLEAR EQUITY, INC.

First: Free and Clear Equity, Inc., an Indiana corporation (the “Corporation”), desires to amend and restate its Articles of Incorporation. The Articles of Incorporation of the Corporation were originally filed and the Corporation was incorporated on July 27, 2010. The Amended and Restated Articles of Incorporation were filed on February 16, 2011.

Second: All articles of the Articles of Incorporation are amended and restated as follows:

ARTICLE I

Name

Section 1.01. Name. The name of the Corporation is Free and Clear Equity, Inc.

ARTICLE II

Definitions

Section 2.01. Certain Definitions. The following terms when used herein shall have the meanings set forth below:

(a) Act. “Act” shall mean the Indiana Business Corporation Law, as amended from time to time.

(b) Articles. “Articles” shall mean the Articles of Incorporation of the Corporation, filed with the Indiana Secretary of State, as amended or restated from time to time.

(c) By-Laws. “By-Laws” shall mean the By-Laws of the Corporation, as amended or restated from time to time.

(d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended or supplemented from time to time.

(e) Corporation. The “Corporation” shall mean Free and Clear Equity, Inc.

(f) Director. “Director” shall mean a member of the Corporation’s Board of Directors.

(g) Person. “Person” shall mean an individual, partnership, trust, corporation, or any other entity.

(h) Real Property. “Real Property shall mean land, leasehold interests (including, but not limited to interests of lessor or lessee therein), rights and interests in land, and any buildings, structures, improvements, furnishings, fixtures and equipment used on or in connection with land, leasehold interests or rights in land or interests therein.

(i) REIT. “REIT” or “real estate investment trust” shall mean a real estate investment trust meeting all the qualifications in the Code.

(j) Shareholders. “Shareholders” shall mean as of any particular time all holders of record of outstanding Shares at such time.

(k) Shares. “Shares” shall mean the capital stock of the Corporation.

Any other terms used, but not defined, herein shall have the meaning ascribed thereto in the Act or the Code, as applicable, or if not defined therein, the usual and customary meaning of such term in the context in which used.

ARTICLE III

Registered Office and Agent

The principal office address of Corporation is 201 N. Illinois Street, 16th Floor, South Tower, Indianapolis, Indiana 46204. The street address of the Corporation’s registered office in the State of Indiana is 201 N. Illinois Street, 16th Floor, South Tower, Indianapolis, Indiana 46204. The name of its registered agent at such address is Jeffrey J. Jinks.

ARTICLE IV

Purposes

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Act, as amended from time to time, including, without limitation or obligation, engaging in business as a REIT.

ARTICLE V

Authorized Shares

The total number of shares of capital stock which the Corporation shall have authority to issue is three hundred fifteen million (315,000,000), of which three hundred million (300,000,000) shall be Common Shares having a par value of $0.01 per share, and fifteen million (15,000,000) shall be serial Preferred Shares having a par value of $0.01 per share.

ARTICLE VI

Terms of Authorized Shares

Section 6.01. Terms of Stock. All Common Shares shall have the same relative rights and be identical in all respects. Preferred Shares may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of Preferred Shares, to fix the number of Shares constituting any such series, and to increase or decrease the number of Shares of any such series (but not below the number of Shares thereof then outstanding). In case the number of Shares of any such series shall be so decreased, the Shares constituting such decrease shall resume the status they had prior to the adoption of the resolution of resolutions originally fixing the number of Shares of such series. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares or as may otherwise be provided by contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Corporation which it may issue or sell. Shares shall have such other voting powers, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated herein:

Section 6.02. Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding Shares of any class of stock having preference over the Common Shares as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Shares, then dividends may be paid on the Common Shares and on any class or series of Shares entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends in such form and amount as shall be determined by the Board of Directors in accordance with the Act. The Corporation may issue shares of one class or series as a share dividend in respect of shares of the same or another class or series.

Section 6.03. Termination. In the event of any voluntary or involuntary liquidation, dissolution, winding up or other termination of the Corporation, after the payment in full of the claims of creditors and after there shall have been paid to or set aside for the holders of any class having preference over the Common Shares in event of liquidation, dissolution, winding up or other termination the full preferential amounts to which they are respectively entitled, the remaining assets of the Corporation available for payment and distribution to Shareholders shall be distributed ratably among the holders of the Common Shares, and any class or series of Shares entitled to participate therewith, in whole or in part, as to the distribution of assets.

Section 6.04. Liability For Further Assessments. The Shares, when duly issued and paid for, will be fully paid and non-assessable by the Corporation.

Section 6.05. Voting Rights. Holders of Common Shares are entitled to one (1) vote per share on all matters upon which such holders are entitled to vote, except as otherwise specified herein. The Shares shall not have cumulative voting rights.

ARTICLE VII

Board of Directors

Section 7.01. Powers; Number, Classes, Term of Office and Qualification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors of the Corporation and, except as otherwise expressly provided for by law, these Articles or the By-Laws, all of the powers of the Corporation shall be vested in the Board of Directors of the Corporation. The initial number of Directors of the Corporation is three (3), which number may be increased or decreased by the Board of Directors as set forth in the By-Laws; provided, however, that such number shall never be less than the minimum number required by the Act. At each annual meeting, all Directors shall be elected to hold office for a term of one (1) year. Directors may be re-elected any number of times. Election of each Director at an annual meeting shall be by the affirmative vote of at least a majority of the Shareholders entitled to vote thereon present in person or by proxy at such meeting. Each

Director shall hold office until the election and qualification of such Director’s successor. Directors may, but need not, own Shares or other securities of the Corporation.

Section 7.02. Authorization by Board of Share Issuance. The Board of Directors, without approval of the Shareholders, may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Articles or the By-Laws.

Section 7.03. REIT Qualification. If the Corporation elects to qualify for U.S. federal income tax treatment as a REIT, the Board of Directors shall use its reasonable efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth herein is no longer required for REIT qualification.

Section 7.04. Resignation, Removal and Death of Directors. A Director may resign at any time by giving written notice to the remaining Directors, the President, the Chairman of the Board or the Secretary at the principal office of the Corporation. Such resignation shall take effect on the date specified in such notice. A Director judged incompetent, or for whom a guardian or conservator has been appointed, shall be deemed to have resigned as of the date of such adjudication or appointment. The Board of Directors may remove a Director, with or without cause, by a majority of vote of the Directors.

Section 7.05. Quorum. A quorum for all meetings of the Directors shall be a majority of the total number of Directors.

ARTICLE VIII

Restrictions on Rights of Shares

Section 8.01. Notice. The Shareholders shall upon demand disclose to the Directors in writing such information with respect to direct and indirect ownership of the Shares as the Directors deem necessary or appropriate to comply with the REIT provisions of the Code or to comply with the requirements of any taxing authority or governmental agency.

Section 8.02. Transfer Restrictions. Whenever it is deemed by the Directors to be reasonably necessary to protect the status of the Corporation as a REIT, if such election has been made, the Directors may require a statement or affidavit from each Shareholder, or proposed transferee of Shares, setting forth the number of Shares already owned by such Person and any related Person specified in the form prescribed by the Directors for that purpose. If, in the opinion of the Directors, which shall be conclusive upon any proposed transferee of Shares, any proposed transfer might jeopardize the status of the Corporation as a REIT, the Directors shall have the right, but not the duty, to refuse to permit such transfer.

Section 8.03. Null and Void. Notwithstanding any other provision of these Articles to the contrary, at such time as the Corporation has made a REIT election, any purported acquisition of Shares of the Corporation which would result in the disqualification of the Corporation as a REIT shall be null and void.

Section 8.04. No Limit. Nothing contained in these Articles shall limit the authority of the Directors to take such other action as they deem necessary or advisable to protect the Corporation and the interests of the Shareholders by preservation of the Corporation’s status as a REIT.

Section 8.05. Legend. In furtherance of the provisions of this Article, and in addition to any other legend required by law or determined by the Board of Directors to be appropriate, to the extent necessary or appropriate in connection with a REIT election, each certificate evidencing Shares shall contain a legend imprinted thereon to the following effect, or such other legend as the Directors may from time to time adopt:

“STATEMENT OF POWERS;

PROVISIONS RELATING TO PROHIBITION OF TRANSFER OF

SHARES AND OTHER RESTRICTIONS

If necessary to effect compliance by the issuer of these shares with requirements of the Internal Revenue Code relating to real estate investment trusts, rights of the holder of the shares represented by this certificate may be restricted by the issuer and/or the transfer thereof may be prohibited upon the terms and conditions set forth in the Articles of Incorporation. The issuer will furnish a copy of such terms and conditions and a statement of all the powers, designations, participating, optional or other special rights of each class of stock issued by the issuer and the qualifications, limitations or restrictions of such preferences and/or rights, to the registered holder of this certificate upon request and without charge.”

ARTICLE IX

Amendment of By-Laws

The Shareholders or the Directors may, by a majority vote, amend or repeal any provision of the By-Laws.

ARTICLE X

Amendments

The Corporation reserves the right to amend, alter, change or repeal any provision in the Articles in the manner now and hereafter prescribed by statute, and all rights conferred upon Shareholders herein are granted subject to this reservation.

ARTICLE XI

Indemnification of Directors and Officers

Section 11.01. Elimination of Certain Liability of Directors. A Director shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under IND. CODE Section 23-1-35-4, or (iv) for any transaction from which the Director derived an improper personal benefit.

Section 11.02. Indemnification and Insurance.

(a) Right to Indemnification. The Corporation shall indemnify and hold harmless to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such individual, or a Person of whom such individual is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent. Such indemnification shall continue as to a Person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of such Person’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 13.02 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Act requires, the payment of such expenses incurred by a Director or officer in such Person’s capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such Person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such Person has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its Shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met such applicable standard of conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of these Articles, by-law, agreement, vote of Shareholders or disinterested Directors or otherwise.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the Act.

ARTICLE XII

Severability

In the event that any Article or Section (or portion thereof) of these Articles shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of these Articles shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its Shareholders that each such remaining provision (or portion thereof) of these Articles remain, to the fullest extent permitted by law, applicable and enforceable as to all Shareholders, notwithstanding any such findings.

ARTICLE XIII

Incorporator

The name and mailing address of the sole incorporator are:

Jeffrey J. Jinks

201 N. Illinois Street,

16th Floor, South Tower

Indianapolis, Indiana 46240

Third: The amendment to and restatement of the Articles as hereinabove set forth have been duly authorized by the Board of Directors and approved by the Shareholders as required by law.

Fourth: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Articles.

Fifth: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the Articles.

Sixth: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 315,000,000 shares. The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 315,000,000, consisting of 300,000,000 Common Shares, $0.01 par value per share, and 15,000,000 Preferred Shares, $0.01 par value per share.

Eighth: The undersigned President acknowledges these Second Amended and Restated Articles of Incorporation to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Second Amended and Restated Articles of Incorporation to be signed in its name and on its behalf by its President on February 21, 2011.

Free and Clear Equity, Inc.

By:	/s/ Chance W. Bunger
Chance W. Bunger, President

Date:	February 21, 2011